REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
 FIRM

To the Board of Directors of Stock Dividend Fund,
 Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding
Compliance with Certain Provisions of the Investment Company Act of 1940, that Stock Dividend
 Fund, Inc.
(the "Fund") complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment
Company Act of 1940 (the "Act") as of August 31,
2023. Management is responsible for the Fund?s compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund?s compliance based on our examination.

Our examination was conducted in accordance with
the standards of the Public Company Accounting
Oversight Board (United States) and, accordingly,
 included examining, on a test basis, evidence
about the
Fund?s compliance with those requirements and
performing such other procedures as we considered
 necessary
in the circumstances. Included among our procedures
 were the following tests performed as of August 31,
2023, and with respect to agreement of security
purchases and sales, for the period from January 1,
 2023
through August 31, 2023:

*	Confirmation of all securities in book entry
 form held by Charles Schwab & Co., Inc.
*	Reconciliation of all such securities between
 the books and records of the Fund and the Charles
Schwab & Co., Inc.
*	Agreement of all security purchases and all
 security sales from January 1, 2023 through August 31,
2023 from the books and records of the Fund to the Charles Schwab & Co., Inc. statements.
We believe that our examination provides a reasonable
 basis for our opinion. Our examination does not provide a legal determination on the Fund?s compliance with specified requirements.

In our opinion, management's assertion that Stock
Dividend Fund, Inc. complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of August 31, 2023, with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of Stock
Dividend Fund, Inc. and the Securities and Exchange
 Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Turner, Stone & Company, LLP

Dallas, Texas
December 5, 2023